Exhibit 10.9

Amendment to Agreement

This amendment dated November 01, 2021, to that certain services agreement dated April 21, 2021 (“Agreement”), is by and between: Maris-Tech Ltd., Israeli company number 51-413573-0 of 3 Golda Meir Street, Ness Ziona (“Company”) and Alla Felder Ltd., company number 51-513507-7 of POB 286, Udim, and A. Klainer Finances Ltd., company number 51-467034-8 of 35 Benbenisti Street, Rishon Lezion (together, “Advisors”). Each, a “party” and together, the “parties.”

WHEREAS:	the Advisors have been providing advisory services to the Company to generate the concept of an IPO and to prepare the Company for a potential IPO; and

WHEREAS:	The parties wish to make an amendment to the consideration as detailed in the Agreement

Accordingly, the Parties have agreed as follows:

1.	Clauses 4.1 and 4.2 of the Agreement shall be amended as follows:

4.1 In return for the Services under this Agreement, Advisors will be entitled, in equal parts between them, to 180,409 Warrants, after a reverse split of 1:4, (Attached as Appendix A to this Agreement is Company’s cap table), which each whole warrant exercisable to purchase 1 Ordinary Share of the Company, against the sum of US $ 0.0004 per warrant or via cashless exercise, for a period of 5 years from the date of their allotment.

The warrants will be granted to Advisors on the date of signing a Pre-IPO binding agreement with the Investment Banker and will be exercisable (knock in warrants) in full (the vesting date) only as of the date of completion of a listing of Company’s shares on the Nasdaq Stock Exchange or Tel Aviv Stock Exchange. In any case, that the IPO not completed, for any reason, the warrants will expire, and the Advisors will not be entitled to any consideration for the promotion services, except as specified in section 4.5 in the Agreement.

4.2 In addition, subject to Company’s listing on the Nasdaq Stock Exchange or the Tel Aviv Stock Exchange and shortly after its first public offering, Advisors will be entitled, equally divided between them, to Warrants, which each whole warrant exercisable to purchase 1 Ordinary Share of the Company, at the amount of 3% (on fully diluted basis) of the Company equity after listing on the Nasdaq Stock Exchange or the Tel Aviv Stock Exchange. Each warrant will be exercisable to purchase 1 Ordinary Share of the Company, against an exercise price per share identical to the price per share of the public offering or via cashless exercise, for a period of 5 years from the date of their allotment.

IN WITNESS WHEREOF, the parties have executed this amendment as at the date hereof.

/s/ A. Klainer Finances Ltd.	/s/ Alla Felder Ltd.	/s/ Israel Bar
A. Klainer Finances Ltd.	Alla Felder Ltd.	Maris-Tech Ltd.